NRG South Central Generating LLC
Subsidiary List

Exhibit 21

Entity	State of Organization

NRG Sterlington Power LLC	Delaware

Big Cajun I Peaking Power LLC	Delaware

NRG New Roads Holdings LLC	Delaware

Louisiana Generating LLC	Delaware

NRG Sabine River Works GP LLC	Delaware

NRG Sabine River Works GP LLC	Delaware

NRG Bayou Cove LLC	Delaware

Bayou Cove Peaking Power LLC	Delaware

Big Cajun II Unit 4 LLC	Delaware